SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
                 Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 1-9256

                        Premark International, Inc.
           (Exact name of registrant as specified in its charter)


                            1717 Deerfield Road
                         Deerfield, Illinois 60015
                               (847) 405-6000
       (Address, including zip code, and telephone number, including area code, of registrant's
                        principal executive offices)


                       Common Stock, $1.00 par value
                      Preferred Stock Purchase Rights
          (Title of each class of securities covered by this Form)


                               Not applicable
        (Titles of all other classes of securities for which a duty to file reports under section 13(a)
                              or 15(d)remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
            Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
            Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
            Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(3)         [ ]
            Rule 12h-3(b)(1)(i)    [X]        Rule 15d-6               [X]

         Approximate number of holders of record as of the certification or notice date:

                                    Common Stock:             1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Premark International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                PREMARK INTERNATIONAL, INC.

DATE: November 23, 1999         /s/ John M. Costigan
                                -------------------------------------
                                Name: John M. Costigan
                                Title: Senior Vice President,
                                       General Counsel and Secretary